UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2026

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(Address of principal executive offices, including zip code)

(360) 980-8524

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

The Company is subject to this disclosure because, as of February 27, 2026, the total unregistered sales of its equity securities that were not previously disclosed in reports filed with the Securities and Exchange Commission (the “SEC”), exceeded 5% of the shares of its common stock outstanding as of January 9, 2026.

Private Placement of Common Stock and Warrants through Placement Agent

On February 27, 2026, the Company concluded a private offering to accredited investors of units through a placement agent that commenced in January 2026 (the “Placement Agent Offering”). Each unit consists of one share of common stock and one warrant to purchase one share of common stock. The purchase price per unit, $0.2153 (the “deal price”), was equal to 90% of the lower of the intraday volume weighted average prices of the common stock as of the first closing on January 30, 2026, and the final closing on February 27, 2026. As of the date of this filing, the Company has received binding subscription agreements to purchase a total of approximately 81.4 million units for a total of approximately $17.5 million in cash.

The warrants issued to the investors in the private placement have a five-year term and an exercise price of $0.26 per share. The warrants were fully exercisable when issued. Except as described above, the terms of the warrants will be substantially similar to the form of warrant included as Exhibit 4.1 in the Company’s Current Report on Form 8-K filed with the SEC on September 7, 2021.

The Company has agreed to use commercially reasonable efforts to prepare and file, and cause the SEC to declare effective, a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale of the shares of common stock and the shares to be received upon the exercise of the warrants sold in the private placement.

As a fee to the placement agent, the Company has agreed to pay a cash fee equal to 13% of the gross proceeds received from qualified investors. The Company has also agreed to issue to the placement agent or its designees warrants to purchase approximately 12.2 million shares of common stock with an exercise price equal to the deal price. Additionally, the placement agent will have the right to exchange warrants to purchase up to 3.0 million shares for newly issued warrants to purchase an equal number of shares, also with an exercise price equal to the deal price. All warrants issued to the placement agent in connection with the private placement will include a cashless exercise provision and will be exercisable for a period of 10 years from the date of issuance.

The Company is relying on the exemption provided by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act thereunder in the sale and issuance of shares and warrants in the foregoing private placement.

Direct Private Sales of Common Stock and Warrants to Accredited Investors

On January 23, 2026, in a private sale by the Company directly to an accredited investor, the Company issued a total of 3,944,773 shares of common stock in exchange for total gross cash proceeds to the Company of approximately $1.0 million. The transaction did not include warrants.

On February 26, 2026, the Company accepted a $100,000 investment from an accredited investor in a transaction not involving a placement agent. The terms of the investment were identical to those of the Placement Agent Offering described above. Based on the deal price of $0.2153 per unit, the accredited investor received 464,468 units.

The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act in connection with the foregoing sale transactions.

Standby Equity Purchase Agreement

In January 2026, pursuant to a Standby Equity Purchase Agreement (the “SEPA”) entered into on November 3, 2025, between the Company and YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”), the Company sold and issued to Yorkville a total of approximately 0.8 million shares of common stock in exchange for approximately $0.2 million in cash. The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act in connection with the sale and issuance of the shares to Yorkville. For additional information regarding the SEPA, see the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2025.

Issuances of Shares in Convertible Note Exchange Transactions

In January and February 2026, the Company and the holder of its convertible promissory note issued on April 23, 2021, in partial satisfaction of the holder’s redemption rights, entered into exchange agreements pursuant to which portions of the original note were partitioned into new notes with an aggregate principal amount of approximately $1.5 million. The new notes were exchanged concurrently with issuance for a total of approximately 5.9 million shares of common stock. The Company relied on the exemption provided by Section 3(a)(9) of the Securities Act in connection with the exchange transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYTODYN INC.

Date: March 5, 2026	By	/s/ Robert Hoffman
Robert Hoffman
Chief Financial Officer